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                                                                  EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of the 8th day of November, 1996, by and between MICHAEL T.J. VELTRI (the "Employee"), an individual residing at 4530 River Trail, Bloomfield Hills, Michigan 48301, VELTRI HOLDINGS USA, INC. d/b/a Veltri International (the "Holdings"), an Indiana corporation with offices located at 900 Wilshire Drive, Suite 203, Troy, Michigan 48084, and VS Acquisition Co. ("Buyer"), a Nova Scotia company with offices located at 900 Wilshire Drive, Suite 203, Troy, Michigan 48084 (Holdings and the Buyer are sometimes collectively and jointly and severally referred to herein as the "Company").

                                   WITNESSETH:

     WHEREAS, prior to the date hereof, Employee was a shareholder of and employed as the President of Holdings, Veltri Holdings Ltd. ("VH") and North American Precision Tool Ltd. ("NAPT");

     WHEREAS, prior to the date hereof, Employee was also employed as the President of Veltri Stamping Corporation ("VSC"), a wholly owned subsidiary of VH (Holdings, Buyer, VSC, VH and NAPT are sometimes each referred to herein as a "Veltri Group Member", and collectively as the "Veltri Group");

     WHEREAS, contemporaneously herewith, Buyer, the Employee and certain other parties entered in that certain Stock Purchase Agreement dated the date hereof (the "Purchase Agreement"), pursuant to which Buyer purchased all of the outstanding shares of capital stock of VH and NAPT, including, without limitation, all shares owned by the Employee, and



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pursuant to which the shareholders of the Buyer purchased all of the outstanding shares of capital stock of Holdings, including all shares owned by the Employee;

     WHEREAS, as a material inducement for the Buyer and the Employee to enter into the Stock Purchase Agreement and in agreeing to the provisions thereof, including, without limitation, the provisions relating to the Earn-Out Amounts (as defined in the Purchase Agreement) and the provisions relating to the post-closing covenants which are set forth in Section 6.1 of the Purchase Agreement, the parties hereto agreed to enter into this Agreement, upon the terms and conditions set forth herein;

     WHEREAS, the Purchase Agreement provides for the amalgamation of the Buyer, VSC, VH and NAPT;

     NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

     1. Employment. The Company shall employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

     2. Term. The initial term of this Agreement (the "Initial Term") shall commence on the date hereof and shall continue for a period of five (5) years, unless otherwise terminated in accordance with the provisions of Section 6 hereof. This Agreement shall automatically renew following the Initial Term for successive terms of one (1) year each (each a "Renewal Term") unless either party shall give written notice of non-renewal (a "Non-Renewal Notice") to the other at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, in which case this Agreement shall terminate as of the end of the then current term, or unless otherwise terminated in accordance with the provisions of Section 6 hereof. The Initial

                                       2.

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Term and any applicable Renewal Term are collectively referred to herein as the
"Employment Period."

     3.   Position and Duties.

               a. During the Employment Period, the Company shall employ the Employee as the President of each Veltri Group Member, and the Employee hereby agrees to serve in such positions. In addition, during the Employment Period, the Employee shall also serve as a member of the Talon Automotive Group L.L.C. ("TAG") Executive Committee (the "Executive Committee").

               b. As President of each Veltri Group Member, the Employee shall report (as the highest level officer of each Veltri Group Member) only to the Board of Directors of Holdings (the principal shareholder of the Buyer) and the President and Chief Executive Officer of TAG, who shall have all of the traditional functions, powers and authorities as are customary for Boards of Directors, including, without limitation, long term or strategic authority, including, without limitation, such authority regarding establishing budgets, reviewing operating performance, establishing financial goals, long range planning, product lines, market expansion, significant or unbudgeted capital expenditures, financing matters, and strategic planning matters. Subject only to the foregoing, the Employee shall have all of the traditional functions, powers and authorities as are customary for a President of a group the size of the Veltri Group, including, without limitation, all of the functions, powers and authorities as are substantially similar to and consistent with the Employee's prior services

                                       3.
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          for the Veltri Group (excluding the Buyer), full authority and responsibility over the general operations of the Veltri Group, including, without limitation, human resource, general and administrative, financial, operational, marketing, customer and supplier relationship matters (including full check signing authority subject to controls consistent with customary business practices). All employees and sales representatives of the Veltri Group shall report to the Employee or such persons designated by the Employee.

               c. During the Employment Period, the Employee shall faithfully perform and discharge all of his duties and shall devote his full time, attention and best efforts to the performance of such duties and shall not during the Employment Period be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

               d. The Employee's primary duties are to be carried out in the Company's offices in Troy, Michigan (or, if the operations at such offices are moved, at such other location(s) within a thirty (30) mile radius of Bloomfield Hills, Michigan as may be reasonably requested by the Company in the ordinary course of business); provided, however, in the performance of the Employee's duties as President of each Veltri Group Member, Employee hereby acknowledges and agrees that certain of the Employee's duties may need to be carried out from time to time at the locations of the other facilities of the Veltri Group. The parties further agree use their best efforts to minimize the need for

                                       4.

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          the Employee to travel out of town for periods longer than one
          (1) business day at a time during the Employment Period.

     4. Compensation. In consideration for the services rendered by the Employee hereunder, the Company shall provide the Employee with the following compensation and benefits:

          a. Salary. During the Employment Period, the Company shall pay the Employee a salary at an initial annual rate equal to Three Hundred Eighty Thousand ($U.S. 380,000) U.S. Dollars per year (the "Base Salary"), payable in accordance with the normal payroll practices of the Company, which Base Salary shall be subject to increase as determined by the Board of Directors of the Company from time to time to maintain a competitive salary based upon the Employee's performance.

          b. Executive Bonus Program. During the Employment Period, the Employee shall participate in the Company's Executive Bonus Program, a summary of which is attached hereto as Exhibit A.

          c. Stock Option Plan. During the Employment Period, the Employee shall participate in the Company's Stock Option Plan, a summary of which is attached hereto as Exhibit B.

          d. Deferred Compensation Plan. During the Employment Period, the Employee shall participate in the Company's Deferred Compensation Plan, a summary of which is attached hereto as Exhibit C.

          e. Other Benefits. In addition to the foregoing, during the Employment Period, the Company shall provide the Employee the following benefits:

                                       5.
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               i.   Participation by the Employee (and all of his eligible
          family members) in all employee benefit plans which the Company may from time to time provide its employees, which benefits shall be comparable to those benefits provided to other executive employees of the Company, TAG, and each Affiliated Company, and which benefits shall be generally consistent with the Employee's high level executive position and status, including, without limitation, the following:

                    a. medical, dental, optical and disability insurance
               (substantially comparable to the Employee's existing insurance), and life insurance, including, without, limitation, payment during the Employment Period of the premiums payable with respect to those specific policies described on Exhibit D attached hereto;

                    b. participation in a 401(k) plan and in any pension or
               profit sharing plan then in effect, including payment by the Company of contributions to such 401(k) plan on behalf of the Employee in a manner consistent with the past; and

                    c. contributions to the Canadian Pension Plan in a manner
               consistent with the past to the extent provided by law;

               ii. the use of a Company full size luxury automobile consistent with the Employees' position and comparable with other executive employees of the Company and each Affiliated Company, and reimbursement for all maintenance,

                                       6.
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          fuel, insurance, cellular phone and other expenses in connection therewith in accordance with the Company's policies;

               iii. six (6) weeks paid vacation each year (one of which shall be taken between Christmas and New Year's day), provided, however, for any calendar year during the Employment Period, the Employee shall be entitled to carry over up to a maximum of two (2) weeks of unused vacation into the first six (6) months of the following calendar year, provided, further, that if such two (2) weeks are not used during such six (6) month period, then such two (2) weeks shall be forfeited;

               iv. an office of a size and with furnishings and attendants (including an exclusive personal secretary) equal to those currently and traditionally provided to the Employee by the Veltri Group (excluding Buyer);

               v. a personal computer, facsimile, scanning and copying machines, and such other office equipment and supplies (including reimbursement for business related telephone lines and expenses) as the Employee reasonably deems appropriate to maintain an office in his personal residence;

               vi. reimbursement for all monthly membership dues and fees, and all Company business related expenses, incurred by the Employee in connection with the Employee's membership at up to two country clubs selected by Employee, provided, however, that the aggregate monthly membership dues and fees for such clubs shall not exceed those currently charged by Indianwood and Pointe West Country Clubs. Upon termination of this Agreement, and subject to any


                                       7.
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          requirements of Pointe West Country Club, the Employee may purchase the membership in Pointe West Country Club from the Company for a price equal to its then current equity value; and

               vii. those additional benefits set forth on Exhibit D attached hereto.

          f. Expenses. In addition, the Company shall reimburse the Employee for any travel, business entertainment and out-of-pocket expenses reasonably incurred by the Employee for the purpose of performing his duties hereunder, such reimbursement to be made promptly following presentation to and approval by the Company of receipts, vouchers and other evidence satisfactory in itemizing such expenses in reasonable detail in accordance with the Company's regular practice.

          g. Withholding. Any compensation payable pursuant to the terms of this Agreement shall be subject to all applicable statutory withholding requirements.

          h. Indemnity. The Company shall indemnify, defend and hold the Employee harmless to the fullest extent provided by law from and against all losses, damages, costs and expenses (including, without limitation, reasonable attorneys fees and litigations expenses) arising out of any claims by any third party against the Employee by reason of the fact that the Employee is or was an officer of the Company from and after the date hereof, provided, however, that such actions (i) were not in violation of any of the terms of this Agreement, (ii) were taken in good faith and in a manner the Employee reasonably believed to be in and not opposed to the best interests of the Company and its shareholders, (iii) did not involve any intentional misconduct or knowing violation of law, (iv) did not result in any improper personal benefit to the Employee, and (v) did not

                                       8.

     result in any breach of any duty of loyalty, care or otherwise of the Employee to the Company and its shareholders; provided, further, however, with respect to any criminal action or proceeding, the Employee had no reasonable cause to believe that his conduct was unlawful.

     5. Designation of Beneficiary. The Employee shall file with the Secretary of the Company a written notice designating one (1) or more beneficiaries to whom payments otherwise due him shall be made in the event of his death while in the employment of the Company, or after termination thereof at a time when any amount is still payable to him. The Employee shall have the right to change the beneficiary or beneficiaries from time to time (without the consent of any prior beneficiary); provided, however, that any change shall not become effective unless in writing and upon receipt by the Secretary of the Company. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Employee, then all amounts payable hereunder shall be paid to the Employee's estate.

     6. Termination of Employment. Subject to the provisions of Section 20 hereof, the Employee's employment and this Agreement shall terminate only upon the occurrence of one or more of the following:

          a. This Agreement and the Employee's employment hereunder may be terminated at any time during the Employment Period by the Company for Just Cause (as hereinafter defined) immediately upon the Company giving the Employee written notice of such termination specifying the basis therefor. For purposes hereof, "Just Cause" shall mean only one or more of the following events:

                                       9.
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               i.   the Employee's conviction of or plea of guilty or nolo
          contendere to a felony crime consisting of intentional conduct which is, directly or indirectly, materially injurious to the Veltri Group;

               ii. Employee's intentional embezzlement or theft from any Veltri Group Member which is materially injurious to such Veltri Group Member;

               iii. Employee's intentional fraud against any Veltri Group Member which is materially injurious to such Veltri Group Member;

               iv. Employee's breach of the provisions of Sections 9, 10 or 11 hereof, which is not cured within thirty (30) days following written notice thereof to the Employee;

               v. Employee's failure to report to work and perform his duties hereunder for a period of fifty (50) business days or more during any six (6) month period during the Employment Period (other than as a result of any permitted vacation, or any mental or physical illness or disability documented in writing by the Employee's physician); or

               vi. Employee's intentional and malicious engagement in any severe gross misconduct which is materially injurious to the Veltri Group, which is not cured within thirty (30) days following written notice thereof to the Employee;

          b. The Employee death, in which event, this Agreement and the Employee's employment hereunder shall be deemed to cease on the date of his death.

                                       10.
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          c.   The Employee's Total Disability (as hereinafter defined), in which event this Agreement and the Employee's employment hereunder may be terminated immediately upon the Company giving written notice to such effect to the Employee.

          d. The Company's receipt of written notice of termination from the Employee (for any reason or no reason whatsoever), in which event this Agreement and the Employee's employment hereunder shall be terminated effective sixty (60) days following the Company's receipt of such notice.

          e. The Company or the Employee provides the other a Non-Renewal Notice in accordance with the provisions of Section 2 hereof, in which case this Agreement shall terminate as of the end of the then current term.

          f. In the event of a Default Termination (as hereinafter defined) and the Employee provides written notice of termination to the Company.

     7.   Obligations Upon Termination.

     Notwithstanding anything contained herein to the contrary, in the event that:

          a. the Employee's employment with the Company is terminated by the Employee pursuant to Section 6(d), Section 6(e) hereof or otherwise voluntarily terminated by the Employee (excluding a Default Termination), or in the event the Employee's employment is terminated as a result of the Employee's death or Total Disability, then:

               i. all rights of the Employee to any amounts due hereunder shall terminate upon the effective date of such termination, including without limitation, any right to any subsequent payments pursuant to Sections 4(a), 4(b),


                                      11.
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          4(c) or 4(d) hereof, except as otherwise specifically provided to the contrary in the plans referred to under Sections 4(b), 4(c) or 4(d) hereof, and except for any amounts accrued through the date of termination, any accrued rights under any of the benefit plans under
          Section 4(e)(i) hereof and any rights of indemnity under Section 4(h) hereof; and

               ii. the "Restrictive Period" for purposes hereof shall mean the Employment Period and the eighteen (18) month period following the effective date of the Employee's employment termination;

          b. the Employee's employment with the Company is terminated by the Company for Just Cause pursuant to Section 6(a) hereof, then:

               i. the Employee shall not be entitled to and shall forfeit all rights to any subsequent payments by the Company under this Agreement of any nature whatsoever from and after the date of such termination, including without limitation, any right to any subsequent payments pursuant to Sections 4(a), 4(b), 4(c) or 4(d) hereof, except as otherwise specifically provided to the contrary in the plans referred to under Sections 4(b), 4(c) or 4(d) hereof, and except for any amounts accrued through the date of termination, any accrued rights under any of the benefit plans under Section 4(e)(i) hereof and any rights of indemnity under Section 4(h) hereof; and

               ii. the "Restrictive Period" for purposes hereof shall mean the Employment Period and the eighteen (18) month period following the effective date of the Employee's employment termination;

                                       12.
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          c.   the Employee's employment with the Company is terminated by the
     Company pursuant to Section 6(e) hereof, then:

               i. the Employee shall (a) be entitled to continue to receive his Base Salary (less all applicable federal, provincial, state and local taxes) in the same manner as prior to such termination for a period of twelve (12) months following the effective date of such employment termination, and (b) be reimbursed by the Company for a period not to exceed twelve (12) months following such termination for the premiums for continuation coverage if the Employee elects to continue his medical, dental and vision insurance under COBRA, all as severance pay and in full satisfaction of any and all claims against the Company and the Veltri Group arising out of this Agreement or in connection with the Employee's employment, except as otherwise specifically provided to the contrary in the plans referred to under Sections 4(b), 4(c) or 4(d) hereof, and except for any payments which may be due pursuant to this Section 7(c)(i), any amounts accrued through the date of termination, any accrued rights under any of the benefit plans under Section 4(e)(i) hereof, any rights of indemnity under Section 4(h) hereof, and any obligations of the Company or any Affiliated Company to Employee arising under the Purchase Agreement; provided, however, any amounts due under this Section 7(c)(i) shall be contingent upon the Employee's compliance with the provisions of Sections 9, 10 and 11 hereof and the execution by the Employee of a release reasonably satisfactory to the Company of any and all claims against the Veltri Group arising out of this Agreement or in connection with the Employee's

                                       13.

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          employment, except as otherwise specifically provided to the contrary in the plans referred to under Sections 4(b), 4(c) or 4(d) hereof, and except for any payments which may be due pursuant to this Section 7(c)(i), any amounts accrued through the date of termination, any accrued rights under any of the benefit plans under Section 4(e)(i) hereof, any rights of indemnity under Section 4(h) hereof, and any obligations of the Company or any Affiliated Company to Employee arising under the Purchase Agreement; provided, further, however, any amounts due to the Employee pursuant to this Section 7(c) shall not be subject to any duty or obligation on behalf of the Employee to mitigate any such amounts due to him pursuant to this Section 7(c), and the Company hereby irrevocably waives any claim, defense or right, in law or in equity, to require the Employee to mitigate any amounts due to Employee pursuant to this Section 7(c); and

               ii. the "Restrictive Period" for purposes hereof shall mean the Employment Period and the twelve (12) month period following the effective date of the Employee's employment termination;

          d. the Employee's employment with the Company is terminated by the Company (other than a termination for Just Cause or a termination pursuant to Sections 6(b), 6(c) or 6(e) hereof), or in the event that the Employee's employment is terminated by the Employee pursuant to a Default Termination (as hereinafter defined), then:

               i. the Employee shall (a) be entitled to continue to receive his Base Salary (less all applicable federal, provincial, state and local taxes) in the same manner as prior to such termination for the longer of eighteen (18) months

                                      14.

          following the effective date of such employment termination or the remainder of the Initial Term (on the basis that the Initial Term was not terminated), and (b) be reimbursed by the Company for a period not to exceed eighteen (18) months following the effective date of such employment termination for the premiums for continuation coverage if the Employee elects to continue his medical, dental and vision insurance under COBRA, all as severance pay and in full satisfaction of any and all claims against the Company and the Veltri Group arising out of this Agreement or in connection with the Employee's employment, except as otherwise specifically provided to the contrary in the plans referred to under Sections 4(b), 4(c) or 4(d) hereof, and except for any payments which may be due pursuant to this Section 7(d)(i), any amounts accrued through the date of termination, any accrued rights under any of the benefit plans under Section 4(e)(i) hereof, any rights of indemnity under Section 4(h) hereof, and any obligations of the Company or any Affiliated Company to Employee arising under the Purchase Agreement; provided, however, any amounts due under this Section 7(d)(i) shall be contingent upon the Employee's compliance with the provisions of Sections 9, 10 and 11 hereof and the execution by the Employee of a release reasonably satisfactory to the Company of any and all claims against the Veltri Group arising out of this Agreement or in connection with the Employee's employment, except as otherwise specifically provided to the contrary in the plans referred to under Sections 4(b), 4(c) or 4(d) hereof, and except for any payments which may be due pursuant to this Section 7(d)(i), any amounts accrued through

                                       15.

          the date of termination, any accrued rights under any of the benefit plans under Section 4(e)(i) hereof, any rights of indemnity under
          Section 4(h) hereof, and any obligations of the Company or any Affiliated Company to Employee arising under the Purchase Agreement; provided, further, however, any amounts due to the Employee pursuant to this Section 7(d) shall not be subject to any duty or obligation on behalf of the Employee to mitigate any such amounts due to him pursuant to this Section 7(d), and the Company hereby irrevocably waives any claim, defense or right, in law or in equity, to require the Employee to mitigate any amounts due to Employee pursuant to this
          Section 7(d); and


               ii. the "Restrictive Period" for purposes hereof shall mean the Employment Period and the longer of (a) the eighteen (18) month period following the effective date of such employment termination, or (b) the remainder of the Initial Term (on the basis that the Initial Term was not terminated).

     8. Definitions. For purposes hereof, the following terms shall have the following meanings:

          a.   "Affiliated Company" shall mean Hawthorne Metal Products Co.,
     G & L Industries, Inc., J & R Manufacturing, Inc., Talon Automotive Group L.L.C. and any other entity in the automotive industry fifty (50%) percent or more of which is owned, directly or indirectly, by the Company or the shareholders owning, directly or indirectly, fifty (50%) percent or more of the Company.

                                      16.

          b. "Default Termination" shall mean a termination of this Agreement and the Employee's employment with the Company only as a result of one or more of the following:

               i. Any material breach by the Company of any of the terms and conditions of this Agreement which is not cured within thirty (30) days following written notice thereof to the Company; or

               ii. Any material breach by the Veltri Group of any of the provisions of Sections 1.3(b)(viii) or 6.1 of the Purchase Agreement which is not cured within thirty (30) days following written notice thereof to the Company.

          c. "Total Disability" means any physical or mental impairment which has prevented the Employee for a period of at least six (6) months from performing duties as an employee of the Company in a position of responsibility commensurate with his position at such time and, in the written opinion of a physician mutually appointed by the Employee and the Board of Directors of the Company, will prevent the Employee for an additional period of at least six (6) months from performing duties as an employee of the Company in a position of responsibility commensurate with his position at such time.

     9.   Covenant Not to Compete.

          a. The Employee hereby acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees for the consideration stated above that, during the Employment Period and thereafter for the Restrictive Period (as defined herein), he will not directly or indirectly (except as a passive investor in less

                                      17.

     than three (3%) percent of the outstanding capital stock of a publicly traded corporation or in his capacity as an employee of the Company):

               i. conduct, engage in, have an interest in, or aid or assist any person or entity in conducting, engaging or having an interest in (whether as an owner, principal, lender, stockholder, partner, employer, employee, consultant, officer, director or otherwise) anywhere within the Territory (as hereinafter defined):

                    a) any business or enterprise (whether or not for profit) which offers or performs any automotive stamping or metal forming services which are the same as or similar to or competitive with those now or hereafter provided by any Veltri Group Member; or

                    b) any business or enterprise (whether or not for profit) which develops, manufactures or sells any automotive parts or products which are the same as or in any manner similar to or competitive with those developed, manufactured or sold by any Veltri Group Member; or

                    c) any other business or enterprise (whether or not for profit) which is competitive with the business of any Veltri Group Member;

               ii. Solicit, divert, take away, interfere with or accept any business competitive with the business of the Company or any Affiliated Company from any customers, suppliers, trade or patronage of the Company or any Affiliated Company; or

               iii. Engage, employ, attempt to engage or employ or solicit for engagement or employment any employee or sales representative of any Veltri

                                      18.

          Group Member or any Affiliated Company, or induce or otherwise advise any employee or sales representative to leave the employ or engagement of any Veltri Group Member or any Affiliated Company or to engage in any of the activities prohibited hereby.

          b. For purposes hereof, the "Territory" shall mean and include all of the following:

               i.   United States of America, Canada and Mexico;

               ii.  United States of America and Canada;

               iii. Canada; and

               iv.  Province of Ontario.

          c. It is expressly understood and agreed that although the Employee and the Company consider the provisions hereof, including the restrictions as to Territory set forth in Sections 9(b)(i), (ii), (iii) and (iv), to be reasonable for the purpose of preserving for the Company and each Affiliated Company, their businesses and goodwill and other proprietary rights, the restrictions as to Territory set forth in Sections 9(b)(i),
     (ii), (iii) and (iv) are each separate and distinct covenants, severable one from the other and, if any of such covenants are determined to be invalid or unenforceable, such invalidity or unenforceability shall attach only to the covenant or covenants to the extent of such invalidity as determined and all other covenants shall continue in full force and effect. The Employee and the Company further agree that a court or other tribunal having jurisdiction may, if it determines any covenant contained in Sections 9(b)(i), (ii), (iii) or (iv) hereof to be invalid, modify such covenant to reduce its scope so that it is effective

                                       19.

     to the extent enforceable under the applicable law. Notwithstanding anything contained herein to the contrary, the obligations of the Company under Section 7 of this Agreement are contingent upon the Employee's compliance with all of the terms and conditions of this Section 9, and the obligations of the Employee under this Section 9 are contingent upon the Company's compliance with all of the terms and conditions of Section 7 of this Agreement. In the event that the Company shall fail to make any required payments due under Section 7 hereof, and such failure shall continue for a period of ten (10) days following written notice thereof to the Company, then, notwithstanding anything to the contrary in this Agreement, in such event the Restrictive Period shall be deemed terminated immediately and the Employee shall have no further obligations under this
     Section 9 from and after such date.

     10. Disclosure of Information. The Employee acknowledges that the trade secrets, private or secret processes of the Company and each Affiliated Company which may exist from time to time and confidential information concerning their products, development, technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers are valuable, special and unique assets, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. In view of the highly competitive nature of the industries in which the business of the Company and each Affiliated Company is conducted, the Employee further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Employee as a result of his employment by the Company shall be considered confidential information. In recognition of this fact, Employee agrees that he will

                                      20.

not, during or after the Employment Period, disclose any of such secrets, processes or information not in the public domain to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except as necessary in the performance of his duties as an employee of the Company (and, in such connection, if requested by the Company, the Employee shall obtain a written confidentiality agreement in such form and content as reasonably requested by the Company), nor shall the Employee make use of any such secrets, processes or information (other than information in the public domain) for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the Employment Period. Upon termination of this Agreement for any reason, the Employee shall promptly return to the Company all records and other property of the Company in the Employee's possession or under the Employee's control. Subject to the foregoing sentence, following the Restrictive Period, the Employee shall be entitled to make use of and disclose any non-proprietary information in his possession.

     11. Company Right to Inventions. The Employee shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products or services sold or under development from time to time by the Company or any Affiliated Company which the Employee may conceive, develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, patents, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith, the Employee shall promptly at all times during and after the Employment Period:

                                       21.

          a. Execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the operation of the Company to vest title to such inventions, improvements, technical information, patent applications and patents or reissues thereof in the Company and to enable the Company to obtain and maintain the entire right and title thereto throughout the world.

          b. Render to the Company at its expense all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents, and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

     12. Remedies. In the event of a breach or threatened breach by the Employee of the provisions of Sections 9, 10 or 11 hereof, the Employee acknowledges that the remedy at law would be inadequate and that the Company shall be entitled to an injunction restraining him from such breach in addition to monetary damages and any other remedy provided by law. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

     13. Notices. Any notice required or permitted to be provided under this Agreement shall be deemed properly furnished if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the Employee at his residence (with a copy to George Christopoulos, Esq., Kerr, Russell and Weber, P.L.C., One Detroit Center, Suite 2500, 500 Woodward Ave., Detroit, Michigan 48226) and to the Company at its offices at 900

                                       22.

Wilshire Drive, Suite 203, Troy, Michigan 48084, to the attention of its Chairman of the Board (with a copy to Timmis & Inman L.L.P., 300 Talon Centre, Detroit Michigan 48207).

     14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     15. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other.

     16. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof and may not be waived, changed, modified, extended or discharged orally but only by agreement in writing, consented to in writing by the Chairman of the Board of the Company, and signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought.

     17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     18. Headings. The headings of any of the Sections hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     19. Indemnity. The Company and the Employee hereby agree to indemnify, defend and hold each other harmless from and against all losses, damages, costs and expenses (including, without limitation, reasonable attorneys fees and litigation expenses) arising out of any breach or default by the other of any of the terms and conditions of this Agreement.

                                       23.

     20. Survival. The terms and provisions of Sections 4(h), 7, 9, 10, 11, 12 and 19 hereof shall survive any termination of this Agreement in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


VELTRI HOLDINGS USA, INC.

By: [SIG]                               /s/ Michael Veltri
   ---------------------------          ------------------------------
                                            Michael Veltri

VS ACQUISITION CO.

By: [SIG]
   ---------------------------


                                    GUARANTY

     The undersigned, jointly and severally, hereby absolutely and unconditionally guarantee the prompt payment when due of any amounts due to the Employee pursuant to the above Employment Agreement, and the prompt performance of all obligations of the Company under this Agreement, which guaranty shall survive the termination of such Employment Agreement.

VELTRI HOLDINGS, LTD.                   VELTRI STAMPING CORP.

By: [SIG]                               By: [SIG]
   ---------------------------             ---------------------------


NORTH AMERICAN PRECISION
TOOL, LTD.

By: [SIG]
   ---------------------------


                                      24.